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                                  [LETTERHEAD]

                                                                     EXHIBIT 5.1


                              December _____, 2000



Industrialex Manufacturing Corp.
63-A S. Pratt Parkway
Longmont, Colorado  80501

         Re:     Registration Statement on Form SB-2
                 Relating to 3,925,000units and 4,492,000 shares of common stock

Dear Ladies and Gentlemen:

         We have acted as counsel for Industrialex Manufacturing Corp., a Colorado corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"). The Registration Statement relates to (a) 3,925,000 units offered for sale by the Company (the "Securities") consisting of one share of common stock ("Unit Shares") and one share purchase warrant ("Unit Warrant"), and (b) 3,487,000 shares of Common Stock ("Selling Shareholders Common Stock") offered for sale by the holders thereof (the "Selling Shareholders") which are issuable upon exercise of warrants or special warrants.

         This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act.

         We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as the questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

         The following opinions are limited solely to the law of the state of Colorado.

         Based upon and subject to the foregoing, we are of the opinion that:

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         1. The issuance and sale by the Company of up to 3,500,000 Securities, as provided in the Registration Statement, have been duly and validly authorized by all necessary corporate action by the Company.

         2. The Unit Shares have been duly and validly authorized by all necessary corporate action by the Company, and when issued upon payment therefore in accordance with the Registration Statement, will be duly issued, fully paid and non-assessable.

         3. The shares of common stock issuable upon exercise of the Unit Warrants have been duly and validly authorized by all necessary corporate action by the Company, and when issued upon proper exercise and payment as set forth in such Unit Warrants duly issued, fully paid and non-assessable.

         4. The shares of Selling Shareholders Common Stock have been duly and validly authorized by all necessary corporate action by the Company and are, or will be when issued, duly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement as the counsel who will pass upon the validity of the securities being registered.

                                          Very truly yours,



                                          DAVIS GRAHAM & STUBBS LLP